Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO REPORTS RECORD FIRST QUARTER EARNINGS OF $0.11 PER DILUTED SHARE

CRANFORD, NJ, May 2, 2006 – Metalico, Inc. (AMEX: MEA) a scrap metal recycler and lead products fabricator, today announced record 2006 first quarter sales, up 24%, operating income, up 52%, net income up 76%, and a 57% increase in earnings per share, each as compared to the first quarter of 2005.

Consolidated revenue in the first quarter of 2006 was $50.7 million, up 24% compared to $40.9 million in the prior year’s first quarter and up 22% compared to $41.6 million reported in the preceding quarter.

Operating income for the quarter was a record $5.0 million, a 52% increase compared to $3.3 million for the prior year’s first quarter and a 52% increase compared to $3.3 million reported in the preceding quarter.

Net income in the first quarter of 2006 was a record $2.8 million, an increase of 76% from quarterly income of $1.6 million reported in the prior year’s first quarter. Earnings per share rose to $0.11 in the first quarter of 2006, as compared to $0.07 reported in the prior year’s first quarter, an increase of 57%.

EBITDA (defined below) for the first quarter of 2006 was $6,129,000, an increase of $1,749,000 (40%) over $4,380,000 for the comparable prior year quarter. The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, other income and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables.

During the first quarter of 2006, Metalico’s scrap metal segment realized year-over-year unit volume increases of 22% for ferrous and 8% for non-ferrous. The average selling price for ferrous metals was virtually unchanged for the quarter versus last year’s first quarter but increased by 10% sequentially over the fourth quarter of 2005. The average price for non-ferrous metal sales for the first quarter of 2006 increased by 17% from last year’s first quarter and by 20% sequentially over the fourth quarter of 2005. The fabricated lead products segment realized unit volume increases of 18% and a per pound price increase of 4% in the first quarter of 2006 as compared to the same period a year ago.

“These are the best quarterly results in the Company’s history,” said Carlos E. Agüero, Metalico’s Chief Executive Officer, “and we are particularly pleased that the gains resulted from increasing unit volume sales in tandem with strong commodity selling prices and continued strength in the lead fabricating segment. Furthermore, we have continued to experience similar commodity pricing strength so far this quarter.”

Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. Metalico operates six recycling facilities and six lead fabrication plants in six states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to commodity pricing. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

CONTACT: Metalico, Inc.

Carlos E.Agüero

Michael J. Drury

908-497-9610

FAX: 908-497-1097

mjdrury@metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three Months Ended	Three Months Ended
Selected Income Statement Data:	March 31, 2006	March 31, 2005
Revenue	$50,708	$40,852

Costs and expenses:
Operating expenses	41,369	33,318
Selling, general & administrative expenses	3,210	3,154
Depreciation & amortization	1,090	1,101

	45,669	37,573

Operating income	5,039	3,279

Interest expense	(597)	(871)
Other income	18	14

	(579)	(857)

Income from continuing operations before
income taxes	4,460	2,422
Provision for income taxes	1,605	799

Income from continuing operations	2,855	1,623
Discontinued operations	(33)	(20)

Net income	$2,822	$1,603

Diluted earnings per common share:
Net income	$0.11	$0.07

Diluted weighted average common shares
outstanding:	25,979,795	26,084,039

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands , except per share data)

	March 31, 2006	December 31, 2005
Assets:
Current Assets	$42,591	$39,212
Property Plant & Equipment Net	28,696	28,178
Intangible and Other Assets	33,721	34,047

Total Assets	$105,008	$101,437

Liabilities & Stockholders’ Equity:

Current Liabilities	$25,167	$23,181
Debt & Other Long Term Liabilities	21,594	22,245

Total Liabilities	46,761	45,426
Redeemable Common Stock	—	1,000
Stockholders’ Equity	58,247	55,011

Total Liabilities & Stockholders’
Equity	$105,008	$101,437

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, income taxes, depreciation, amortization, other income and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2006	2005
	(UNAUDITED)
	($thousands)
EBITDA	$6,129	$4,380
Less: Interest expense	597	871
Provision (credit) for federal and state income taxes	1,605	799
Depreciation and amortization	1,090	1,101
Other (income) expense	(18)	(14)
Discontinued operations, net	33	20

Net income	$2,822	$1,603